                             ELEVENTH AMENDMENT TO
                           THIRD AMENDED AND RESTATED
                              REVOLVING CREDIT AND
                              TERM LOAN AGREEMENT


     THIS ELEVENTH AMENDMENT TO THIRD AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (this "Eleventh Amendment") is made as of the 17th day of May, 1996, by and between BANK ONE, MILWAUKEE, NA, as Bank and agent for the Banks, FIRSTAR BANK MILWAUKEE, N.A., LASALLE NATIONAL BANK, NBD BANK, formerly known as NBD BANK, N.A. and HARRIS TRUST AND SAVINGS BANK, as Banks, and GANDER MOUNTAIN, INC., a Wisconsin corporation, as Borrower.

                                R E C I T A L S

     WHEREAS, pursuant to a Third Amended and Restated Revolving Credit and Term Loan Agreement dated as of November 22, 1994 (the "Third Amended Agreement") and amended by First Amendment (the "First Amendment") to Third Amended and Restated Revolving Credit and Term Loan Agreement dated August 18, 1995, Second Amendment (the "Second Amendment") to Third Amended and Restated Revolving Credit and Term Loan Agreement dated November 17, 1995, Third Amendment (the "Third Amendment") to Third Amended and Restated Revolving Credit and Term Loan Agreement dated December 5, 1995, Fourth Amendment (the "Fourth Amendment") to Third Amended and Restated Revolving Credit and Term Loan Agreement dated January 23, 1996, Fifth Amendment (the "Fifth Amendment") to Third Amended and Restated Revolving Credit and Term Loan Agreement dated February 14, 1996, Sixth Amendment (the "Sixth Amendment") to Third Amended and Restated Revolving Credit and Term Loan Agreement dated March 1, 1996, Seventh Amendment (the "Seventh Amendment") to Third Amended and Restated Revolving Credit and Term Loan Agreement dated March 18, 1996, Eighth Amendment (the "Eight Amendment") to Third Amended and Restated Revolving Credit and Term Loan Agreement dated April 1, 1996, Ninth Amendment (the "Ninth Amendment") to Third Amended and Restated Revolving Credit and Term Loan Agreement dated April 15, 1996 and Tenth Amendment (the "Tenth Amendment") to Third Amended and Restated Revolving Credit and Term Loan Agreement (collectively, the "Loan Agreement"), the Banks made available to Borrower credit facilities aggregating up to a maximum amount of One Hundred Million Dollars ($100,000,000.00); and


     WHEREAS, Borrower has closed on the sale of Borrower's catalog division (as specifically defined in the UCC releases delivered by Banks in connection with the closing, the "Catalog Division Assets") pursuant to an Asset Purchase Agreement dated April 10, 1996 among Cabela's Incorporated, Borrower and GMO, Inc. ("GMO"); and

     WHEREAS, by application of the proceeds of the Catalog

Division Assets to the Obligations, Borrower has paid the Term Loans in full and permanently reduced the outstanding balance of the Revolving Credit Loans; and

     WHEREAS, Borrower is in default under sections 7.1(i) (Consolidated Tangible Net Worth), 7.1(k) (Consolidated Leverage Ratio), 7.1(l) (Consolidated Current Ratio), 7.1(n) (Profitability), 7.1(w) (Adjustments to Covenants) and 8.1(m) (as it relates to delivery of the landlord waiver for the Onalaska Store) of the Loan Agreement; and

     WHEREAS, Borrower has represented to Banks that Borrower is seeking a purchaser for the remaining assets of Borrower and its Subsidiaries; and

     WHEREAS, Borrower has requested that Banks extend the existing waiver of the defaults under sections 7.1(i), 7.1(k), 7.1(l), 7.1(n), 7.1(w) and 8.1(m)
through June 28, 1996 to allow Borrower to continue to seek a purchase for the assets of Borrower and its Subsidiaries; and

     WHEREAS, Borrower and its financial advisors have prepared and provided to Banks a projection of Borrower's borrowing requirements during the period from the date hereof until June 29, 1996, a copy of which is attached hereto as Exhibit A (the "Projections," which term shall refer to Exhibit A hereto and shall not mean any updates prepared by Borrower without the Banks' written consent); and

     WHEREAS, Based on the foregoing, and subject to Borrower's compliance with all of the terms and conditions of the Loan Agreement as amended hereby, Banks are willing to grant an extension of the waivers and an extension of the maturity date of the Revolving Credit Loans as provided herein.


                              A G R E E M E N T

     NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and in the Loan Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Effect of Eleventh Amendment. This Eleventh Amendment amends and restates in their entirety the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, the Eighth Amendment, the Ninth Amendment and the Tenth Amendment. Upon the effective date of this Eleventh Amendment, the Loan Agreement shall consist of the Third Amended Agreement as amended by the First Amendment and this Eleventh Amendment.

     2. Effect of Payment of Term Loans. The Term Loans have been paid in full and no future advances will be made on the Term Loans. The following are deleted from the Loan Agreement: section 1.10, the last sentence of section 1.27, the last four words of section 1.59, section 1.100, section 1.101, the last nine words of section 1.102, section 2.1, section 2.1.1, section 2.1.2, section 2.1.3, section 2.1.4 and section 2.1.5. Borrower and Banks acknowledge that there are other references to the Term Loans in the Loan Agreement that are not expressly deleted hereby and that nonetheless (a) no amounts may be borrowed under the Term Loans, and (b) the Loan Agreement as amended hereby and all of Borrower's and its Subsidiaries' obligations and all of Banks' rights and remedies relating to the Revolving Credit Loans, the Collateral and the Subsidiary Collateral remain in full force and effect.

     3. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

     a.  Borrowing Base.  The definition of "Borrowing Base" contained in section 1(a) of the First Amendment is amended in its entirety to read as follows:

           "Borrowing Base. "Borrowing Base" shall mean that amount equal to the sum of (a) eighty-five percent (85%) of Accounts Receivable, (b) sixty-nine percent (69%) of Eligible Inventory, plus (c) $6,820,000."

     b. Funded Debt. Section 1.41 of the Loan Agreement is amended in its entirety to read as follows:

           "1.41 Funded Debt. "Funded Debt" shall mean at any time the principal amount outstanding under the Revolving Credit Notes, including the undrawn amount of all unexpired letters of credit."

     c.  Index Borrowings.  The definition of "Index Borrowings" contained in section 1(a) of the First Amendment is deleted in its entirety.

     d. Interest Period. Section 1.51 of the Loan Agreement is deleted in its entirety.

     e.  LIBOR.  Section 1.56 of the Loan Agreement is deleted in its entirety.

     f. LIBOR Based Borrowings. Section 1.57 of the Loan Agreement is deleted in its entirety.

     g. Notes. Section 1.63 of the Loan Agreement is amended in its entirety to read as follows:

           "1.63 Notes. "Notes" shall mean the Revolving Credit Notes and any other promissory note from the Borrower to one or more of the Agent and the Banks evidencing the Revolving Credit Facility, together with all extensions, renewals, substitutions, replacements and refinancings thereof."

     h. Overadvance Borrowings. The definition of "Overadvance Borrowings" contained in section 1(a) of the First Amendment is deleted in its entirety.

     i.  Overadvance Limit.  The definition of "Overadvance Limit" contained in section 1(a) of the First Amendment is deleted in its entirety.

     j. Revolving Credit Commitment. Section 1.86 of the Loan Agreement is amended in its entirety to read as follows:


     "1.86 Revolving Credit Commitment. "Revolving Credit Commitment" shall mean the commitment of the Banks to make Revolving Credit Loans pursuant to this Agreement up to a maximum principal amount outstanding of $36,500,000. Bank One's Revolving Credit Commitment shall be equal to 30.11141% of the Revolving Credit Commitment less the face amount of all unexpired letters of credit issued by Bank One under the Revolving Credit Facility. LaSalle's Revolving Credit Commitment shall be equal to 21.00269% of the Revolving Credit Commitment. Firstar's Revolving Credit Commitment shall be equal to 14.77718% of the Revolving Credit Commitment. NBD's Revolving Credit Commitment shall be equal to 19.33154% of the Revolving Credit Commitment less the face amount of all unexpired letters of credit issued by NBD under the Revolving Credit Facility. Harris' Revolving Credit Commitment shall be equal to 14.77718% of the Revolving Credit Commitment."

     k. Revolving Credit Commitment Termination Date. Section 1.87 of the Loan Agreement is amended in its entirety to read as follows:

           "1.87 Revolving Credit Commitment Termination Date. "Revolving Credit Commitment Termination Date" shall mean the earlier of (a) the date of an Automatic Event of Default, (b) the date of an Other Event of Default not expressly waived in writing by the Banks, (c) the closing of the sale of any substantial portion of the assets of Borrower and its Subsidiaries, (d) the failure of Borrower and its Subsidiaries to enter into a contract for sale of substantially all of the assets of Borrower and its Subsidiaries satisfactory to Borrower and Banks on or before June 14, 1996, or if such contract is entered into, any default under or termination or repudiation of such contract, or
        (e) June 28, 1996."

           l. Revolving Credit Notes. Section 1.90 of the Loan Agreement is amended in its entirety to read as follows:

           "1.90 Revolving Credit Notes. "Revolving Credit Notes" shall mean the five notes dated May 17, 1996 and executed by Borrower in favor of the respective Banks evidencing the Revolving Credit Loans, together with all, renewals, substitutions, replacements and refinancings thereof, the terms of which are incorporated herein by reference."

     4. Waiver. Banks temporarily waive the defaults previously disclosed to Banks under sections 7.1(i), 7.1(k), 7.1(l), 7.1(n), 7.1(w) and 8.1(m) of the
Loan Agreement for the period from the date hereof until June 28, 1996. The waiver does not extend beyond June 28, 1996, and Banks do not waive any other default or any increase in the level of noncompliance with sections 7.1(i), 7.1(k), 7.1(l), 7.1(n), 7.1(w) and 8.1(m) of the Loan Agreement, as amended. The Banks reserve the right to exercise any rights and remedies available to Agent or any Bank prior to the end of any waiver period if any other default comes to the attention of Banks or if any information comes to the Banks' attention showing that Borrower's level of noncompliance with section 7.1(i), 7.1(k), 7.1(l), 7.1(n), 7.1(w) or 8.1(m) of the Loan Agreement is greater than that previously disclosed to Banks.

     5. The Revolving Credit Loans. Section 2.2 of the Loan Agreement is amended in its entirety to read as follows:

           "2.2  The Revolving Credit Loans.

           (a) Revolving Credit Loans. From time to time prior to the Revolving Credit Commitment Termination Date, each Bank severally agrees to make Revolving Credit Loans on the terms and conditions set forth in this Agreement. All Revolving Credit Loans shall be made by the Banks in the percentage that their respective Revolving Credit Commitment bears to the total Revolving Credit Commitment unless and until one Bank has reached the maximum of its Revolving Credit Commitment, at which time any remaining Revolving Credit Loans shall be made in such percentage that each of the remaining Banks' Revolving Credit Commitment bears to the aggregate amount of the Revolving Credit Commitment. The amount of any Bank's Revolving Credit Loans outstanding at any one time shall never exceed the amount of such Bank's Revolving Credit Commitment. All Revolving Credit Loans shall be evidenced by a Revolving Credit Note, the Borrower being obligated, however, to pay only the amount of the Revolving Credit Loans actually made, together with interest on the amount of Revolving Credit Loans actually made to the

      Borrower which remain outstanding from time to time. The Borrower may borrow, repay and reborrow under the Revolving Credit Commitment subject to all of the terms and conditions of this Agreement.

           (b) Effect of Letters of Credit. In calculating the maximum aggregate amount outstanding under the Revolving Credit Facility, the undrawn amount of all unexpired letters of credit shall be considered outstanding on the Revolving Credit Facility.

           (c)  Limitations on Borrowing.

                (i) The maximum aggregate principal outstanding under the Revolving Credit Loans, including the amount of all unexpired letters of credit, shall not exceed the lesser of (A) $36,500,000 less any amounts applied to permanently reduce the Revolving Credit Facility pursuant to section 2.2(c)(ii)(A)(y) below, or (B) the Borrowing Base.

                (ii) During the period from and after May 17, 1996, (A) all Receipts and other proceeds of Collateral or Subsidiary Collateral shall be paid to Agent (x) in the case of inventory sold or accounts paid in the ordinary course of business, to reduce the outstanding balance of the Revolving Credit Facility subject to reborrowing on all of the terms and conditions hereof, and (y) in the case of any other proceeds of Collateral, to permanently reduce the outstanding balance of the Revolving Credit Facility, (B) the amount advanced from time to time under the Revolving Credit Facility shall not be greater than the projections of borrowing requirements made by the Borrower and reflected in the Projections, and (C) outstanding letters of credit issued on behalf of Borrower shall not exceed an aggregate amount outstanding at any time of $500,000.

      In addition to all other remedies available to Banks upon the occurrence of an Event of Default, the Banks shall not be obligated to make any advance or issue any letter of credit if after such advance or issuance Borrower would not be in compliance with this section 2.2(c). In the event the amount outstanding under the Revolving Credit Facility (including the undrawn amount of all unexpired letters of) exceeds the amount permitted by this section 2.2(c), Borrower shall immediately repay the Revolving Credit Loans to comply with this section 2.2(c).

           (d) Effect of Harris Reserve. Harris is reserving amounts under the Charge It Card Plan Merchant Agreement between Borrower and Harris (the "Merchant Agreement"). Harris and Banks intend to attempt to negotiate, and if agreement is reached enter into, an

    Intercreditor Agreement pursuant to which Harris will transfer the funds that would otherwise have been held in such reserve for application to the Revolving Credit Loans and the Banks will grant to Harris an indemnity acceptable to Harris against credit card chargebacks and other obligations of Borrower, GRS, Inc. ("GRS") and GMO. In such event, the amount calculated pursuant to section 2.2(c)(i) above shall be reduced from time to time by the maximum amount payable by Banks under such indemnity. The provisions contained in this section 2.2(d) shall be applicable regardless of whether the credit card purchases processed by Harris arise from sales of Borrower, GRS or GMO. Neither Harris nor any Bank shall have any obligations under this section 2.2(d) unless and until a written agreement, satisfactory to them in their sole discretion, has been executed and delivered; provided, however, that (a) Borrower, GRS and GMO agree that Banks have and are hereby granted a security interest in all amounts held by Harris, and all rights of Borrower, GRS or GMO against Harris, and (b) Harris agrees that (i) Harris is and shall remain the agent and bailee of Banks to the extent of any funds in the reserve held by Harris exceeding the amount needed to pay amounts owing to Harris under the Merchant Agreement, (ii) Harris is not acting as agent or bailee for any party other than Banks, and (iii) Harris will not pay any such excess amounts to any party other than Agent unless such other party has a legal right to such excess amounts prior to the rights of Banks.

           (e) Use of Proceeds. Borrower shall use proceeds of the Revolving Credit Facility only in amounts and for purposes reflected in the Projections."

     6. Method of Borrowing. Section 2.2.1(b) of the Loan is amended by deleting therefrom "Any Notice of Borrowing received by Bank One before 11:00 a.m. on any Business Day shall be honored on the next succeeding Business Day" and replacing it with "Any Notice of Borrowing received by Bank One before 11:00 a.m. on any Business Day may or may not be honored on the same Business Day and in any event shall be honored on the next succeeding Business Day."

     7. Notes. Section 2.2.2 of the Loan Agreement is amended in its entirety to read as follows:

           "2.2.2 Notes. The Revolving Loans are evidenced by five Revolving Credit Notes dated May 17, 1996 in the original aggregate principal amount of $36,500,000 payable to the order of the respective Banks."

     8. Revolving Loan Interest Rate. Section 2.2.3 of the Loan Agreement is amended in its entirety to read as follows:

           "2.2.3 Interest Rate. The first $26,418,140.39 in principal outstanding on the Revolving Credit Loans shall bear interest, for each day from the date such Loan is made until it becomes due, at a rate equal to (i) in the case of Bank One Revolving Credit Loans, at a per annum rate equal to the Reference Rate, floating daily; and (ii) in the case of Harris, LaSalle, Firstar and NBD Revolving Credit Loans at a per annum rate equal to the Prime Rate, floating daily. All principal outstanding on the Revolving Credit Loans in excess of $26,418,140.39 shall bear interest, for each day from the date such Loan is made until it becomes due, at a rate equal to (i) in the case of Bank One Revolving Credit Loans, at three percentage points (3.0%) per annum in excess of the Reference Rate, floating daily; and (ii) in the case of Harris, LaSalle, Firstar and NBD Revolving Credit Loans at three percentage points (3.0%) per annum in excess of the Prime Rate, floating daily. Interest on all Revolving Credit Loans shall be paid to Bank One as Agent in arrears on the first day of each month commencing June 1, 1996."

     9. Application of Payments. The following is added to the end of section 2.4.4:

      "This section shall not be construed to require any allocation among the Notes and other obligations so long as the payments are shared by the Banks on a pro rata basis."

     10. Proceeds of Collateral. The following is added after section 2.4 of the Loan Agreement:

           "2.5  Proceeds of Collateral.

           2.5.1 Receipt and Credit for Collections. Until their authority to do so is terminated by Banks at Bank's option, which option shall be available to Banks at any time after an Event of Default that is continuing, Borrower, GRS and GMO shall, at their own expense, collect all amounts unpaid on Receivables and all receipts from the sale or other disposition of Inventory (other than credit card transactions settled through Harris) and deliver in accordance with section 2.5.2 hereof immediately upon receipt, all checks, drafts, cash, notes, money orders, acceptances and other remittances, including payments on amounts owing to Borrower from GRS and GMO (collectively, "Receipts") received in part or full payment of or with respect to the Collateral or the Subsidiary Collateral in precisely the form received (but endorsed by Borrower, GRS or GMO, as applicable, if necessary for collection). Until such delivery Borrower, GRS and GMO shall not commingle any Receipts with their own funds or any of their property or use the Receipts in any way except to pay the Obligations (as defined in the Security Agreement) but shall hold the Receipts in trust for Banks. With respect to credit card transactions settled through Harris, all amounts otherwise payable to or for the account of Borrower, GRS or GMO pursuant to the Merchant Agreement shall be transferred by Harris to Bank One for application to the Obligations.

           2.5.2 Transfer of Receipts. All Receipts received by Borrower, GRS or GMO shall be transferred daily to one of the Local Deposit Accounts described in Exhibit 11 to the Eleventh Amendment, and each day the available funds in each such account, including the LaSalle Account described on such Exhibit 11, shall be transferred to Agent, except that the available funds in the Local Deposit Accounts may be transferred to the LaSalle Account and then retransferred to and except that money paid to GRS for hunting and fishing licenses shall be paid to the state governmental entity entitled to such money. LaSalle and each bank at which Borrower, GRS or GMO has a Local Account shall enter into an agreement pursuant to which each day all available funds from Receipts deposited in such account (less any returned items or reversed ACH deposits) will be transferred to Agent for application to the Loans or will be transferred to the LaSalle Account for transfer to Agent for application to the Loans. LaSalle has entered into an agreement pursuant to which all Receipts and all transfers from Local Banks to LaSalle are transferred to Agent daily for application to the Loans.

           2.5.3 Credit for Receipts. If any Receipts are transferred to Agent in a form other than cash, the amount of such Receipts will be applied by Agent against the Obligations on the date such amounts become collected funds. In the event that (a) any such item, the amount of which has been credited against the Obligations, is subsequently dishonored or otherwise returned unpaid to any Bank, or (b) any Bank makes any payment or grants any credit to any other bank by reason of or on account of (i) any check being dishonored or otherwise returned unpaid, (ii) any credit card charge being charged back, (iii) the reversal of any deposit made via ACH, or (iv) any other liability of Borrower, GMO or GRS, then Agent may retroactively debit the Borrower's Revolving Credit Loan for the amount of such item, or debit any commercial demand account of Borrower, GRS or GMO maintained with Bank for the amount of such item.

           2.5.4 Verification and Notification. Banks may confirm and verify all Receivables in any reasonable manner, and Borrower, GRS and GMO shall assist Banks in so doing. Banks may terminate Borrower's, GRS's and GMO's authority to collect Receipts at any time after an Event of Default that is continuing. Banks may at any time after an Event of Default that is continuing notify, or require the Borrower, GRS or GMO to notify, all of their respective Customers or any of them to make payment directly to Agent and the Agent may enforce collection of, settle, compromise, extend or renew the indebtedness of any or all of Borrower's, GRS's or GMO's Customers without liability of any kind except for the misconduct of Banks.

           2.5.5 Authority to Perform for Borrower. To the fullest extent permitted by law Borrower, GRS and GMO appoint each and every agent of Banks as attorney-in-fact for each of them to endorse the name of Borrower, GRS or GMO on any notes, acceptances, checks, drafts, money orders or other instruments for the payment of money or any security interest that may come into Banks' possession. This power, because it is coupled with an interest, is irrevocable while any Obligation remains unpaid. All acts of Banks or their appointee are hereby ratified and approved, and Banks or their appointee shall not be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law, except for the willful misconduct of Banks."

     11. Appointment and Authorization. Clause (vii) of section 4.1 of the Loan Agreement is amended to read as follows:

      "(vii) upon the occurrence and during the continuance of an Event of Default, at the direction of the Required Banks, exercise and enforce any and all rights and remedies available to it, whether arising under this Agreement, the Notes, the Collateral Documents or under applicable law, in any manner deemed appropriate by the Required Banks."

     12. Indemnification. Effective as of February 14, 1996, the percentages set forth in section 4.6 of the Loan Agreement are amended to equal the following:


                             Bank One             30.11141%
                             Firstar              14.77718%
                             LaSalle              21.00269%
                             NBD                  19.33154%
                             Harris               14.77718%


For any indemnification relating to or arising from events occurring prior to February 14, 1996, the percentages set forth in section 4.6 of the Loan Agreement shall apply without giving effect to the amendment contained in this section 12.

     13.  Trademarks.  Exhibit 6.10 is deleted from the Third
Agreement and replaced with the attached Exhibit 6.10.

     14. Financial Statements; Budgets. Section 7.1(a)(9) of the Loan Agreement is deleted and replaced with the following:
           "(9) Daily Financial Reports. Prior to 5:00 o'clock on each Business Day, each of the following reports, current as of the end of the previous Business Day:

            (a) Receivables Aging;

            (b) Daily borrowing availability report including Eligible
                Inventory roll forward estimate and Eligible Accounts Receivable; and

            (c) A certification (the "Compliance Certification") by an authorized officer of Borrower that Borrower is in compliance with sections 2.2(c) hereof, which certificate shall be accompanied by a summary of the information used to calculate compliance and the detail of such calculation.

      with all of the foregoing to be in form and substance satisfactory to Banks and consistent with past reports delivered to the Agent.

           (10) Weekly Financial Reports. Prior to 3:00 on each Friday, each of the following reports, based on Borrower's reasonable good faith estimates, current as of the end of the previous week:

            (a) Payables aging identifying the amount of any held checks and the amount due to Banks (float) and showing the information used to calculate the payables aging and the detail of such calculation;

            (b) a report in the form required by Agent and attached hereto as
                Exhibit 10 ("Borrowing Base Certificate") showing the current status and value of the Borrowing Base and reflecting the amount of Eligible Accounts Receivable and Eligible Inventory as of the end of the prior month, certified by an officer of Borrower. The report shall also (i) certify that no Event of Default occurred and that no condition exists which, with notice or the lapse of time or both, would constitute an Event of Default, and (ii) be accompanied by a summary of the information used to calculate the Borrowing Base and the detail of such calculation;

            (c) weekly inventory report showing in-season and aged totals and identifying locations of inventory (at stores, at the distribution center or in transit); and

            (d) an update of the Projections.

      with all of the foregoing to be in form and substance satisfactory to Banks and consistent with past reports delivered to the Agent. In addition, Borrower shall provide to the Agent any other information regarding Eligible Inventory and Eligible Accounts Receivable upon the reasonable request of the Agent."

     15. Bank Accounts. Section 7.1(m) of the Loan Agreement is amended in its entirety to read as follows:

           "(m) Bank Accounts. Except as otherwise permitted by this section 7.1(m), until such time as the Loans are repaid in full and all other Obligations are satisfied in full, Borrower and each of its Subsidiaries shall maintain all bank accounts (including but not limited to savings, checking, depository, payroll, disbursements and cash management services and accounts) at the Banks, in compliance with section 2.5.2 hereof. Borrower may maintain a payroll and refund account with the Bank of Richmond provided that the balance in said account is only the amount reasonably necessary to pay current payroll and refunds and does not exceed One Million Dollars ($1,000,000.00) on the date payroll checks are issued and Seven Hundred Fifty Thousand Dollars ($750,000.00) at all other times. Borrower and GRS may maintain the Local Depository Accounts identified on Exhibit 11 to the Eleventh Amendment. Neither Borrower nor its Subsidiaries shall open any bank accounts other than those identified on Exhibit 11 without the consent of Banks. Sweeps of the cash in all bank accounts for retail stores shall be made for transfer to Agent or to LaSalle for retransfer to Agent, at least once each day that the transferor bank and transferee bank are open for business, to be applied to the Loans."

     16. Prepayment of Revolving Credit Loans. Section 7.1(r) of the Loan Agreement is amended to read as follows:

           "(r) Prepayment of the Revolving Credit Loans. If the Revolving Credit Loans shall ever exceed the amount permitted under section 2.2 hereof, the Borrower shall immediately repay the Revolving Credit Loans so that the outstanding Revolving Credit Loans are equal to or less than amount permitted by section 2.2 hereof."

     17. Exhibit 9. The list of retail stores attached as Exhibit 9 hereto is substituted for Exhibit 9 to the Loan Agreement.

     18. Sale of Assets. Borrower shall proceed with due diligence and use best efforts to seek a buyer for the remaining assets of Borrower and its Subsidiaries on terms acceptable to

Banks. On Tuesday and Friday of each week, and at other times upon request, Borrower shall provide Agent with a report regarding the progress of
(a) Borrower's efforts to sell all or a portion of the assets of Borrower, GRS and/or GMO, (b) any efforts to obtain a contribution of capital to Borrower, and (c) any actual, potential or proposed change of ownership or control of Borrower, GRS or GMO under consideration by Borrower or its directors, which report shall be in writing upon the request of Agent and shall be supplemented from time to time with additional updated reports or other information upon the request of Agent.

     19. Conditions to Amendment. This Eleventh Amendment shall not be effective until it shall have been fully executed and delivered and all of the following have been delivered to Banks, executed as appropriate, in form and substance satisfactory to Banks:

            (a) Revolving Credit Notes;

            (b) Reaffirmation of Corporate Guaranty of GRS;

            (c) Reaffirmation of Corporate Guaranty of GMO;

            (d) Closing Certificates with Corporate Resolutions for Borrower,
                GRS and GMO;

            (e) Payment of the proceeds of the sale of the Catalog Division
                Assets;

            (f) The legal opinion required by the Tenth Amendment; and

            (g) Legal opinion of Borrower's counsel as to the enforceability of this Eleventh Amendment and the Reaffirmations of Corporate Guaranty delivered herewith.


        20. Facility Fee. Borrower shall pay a facility fee in the amount of $100,818.59 on the date hereof, which fee shall be debited to the Revolving Credit Loans on the date hereof.

        21. Continuation of Agreements. Except as expressly amended and modified herein, the Loan Agreement shall remain in full force and effect and except as expressly amended and modified herein, the Notes shall remain in full force and effect. All of the Collateral Documents, including but not limited to the Security Agreement, the Mortgage, the Collateral Pledge Agreement and Assignment of Security Interest, the Amended and Restated General Intangibles Mortgage, the Subsidiary Guaranties and the Subsidiary Security Documents shall remain in full force and effect as security for the Obligations, including but not limited to the Revolving Credit Notes dated May 17, 1996, and all of the Collateral and Subsidiary Collateral as defined in the

Loan Agreement, the real estate encumbered by the Mortgage, the Subsidiary Notes, and the Stock of GRS and GMO, shall secure all of the Obligations, including but not limited to the Revolving Credit Notes dated May 17, 1996.

        22. Bank Not Obligated to Continue Financing. Borrower acknowledges that subject to the terms of the Loan Agreement as amended hereby, Banks have agreed to allow Borrower until June 28, 1996 to pursue the sale of its and its Subsidiaries' assets, but in any event, Banks have not agreed and are not obligated to continue to provide financing to Borrower beyond the Revolving Credit Commitment Termination Date regardless of Borrower's success, if any, in pursuing the sale of its and its Subsidiaries' assets.

        23.  Release of Secured Party.  Each of Borrower, GRS and GMO hereby:
(a) acknowledges that its obligations under the documents listed in section 21 hereof exist and are enforceable in accordance with their terms; and (b) releases and waives any and all existing claims, counterclaims and causes of action against Banks under the Loan Agreement, under any of the documents listed in section 21 hereof, or otherwise relating to the Borrower as borrower, GRS and GMO as subsidiaries of Borrower and guarantors, and Banks as lenders, and which (i) are known to Borrower, GRS or GMO on the date hereof, or (ii) exist on the hereof based upon facts existing and known to Borrower, GRS or GMO on the date hereof.


        24. Expenses. Borrower shall pay the reasonable legal fees and expenses of counsel for Bank One with respect to this Eleventh Amendment and all related documentation and, in addition, the reasonable legal fees and expenses, not exceeding Five Thousand Dollars ($5,000) per Bank, for each of NBD, Harris, LaSalle and Firstar.

        25. Entire Agreement This Eleventh Amendment, together with the Loan Agreement, as amended hereby, constitutes the entire agreement of the Banks and Borrower pertaining to the subject matter hereof and supersedes all prior or contemporaneous agreements of the Banks and Borrower, whether oral or written, other than the Loan Agreement, in connection therewith. This Eleventh Amendment may be amended or modified only in writing, executed by all of the parties. This Eleventh Amendment shall not constitute, nor shall it be deemed to constitute:

      (a) The commitment or agreement of Banks to extend credit in any amount in the future, except as provided in this Eleventh Amendment or in the Loan Agreement as amended hereby;

      (b) an obligation on the part of any Bank to enter into any future amendment of the Loan Agreement;

      (c) except as expressly set forth herein and for the period provided herein, the waiver of any existing Event of Default or of any subsequent Event of Default under the Loan Agreement as amended hereby;

      (d) the waiver of any right or remedy available to Banks under the Loan Agreement or any of the Collateral Documents; or

      (e) the commitment, agreement or obligation of any Bank to delay the exercise of any right or remedy available to a Bank in the future.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


BANK ONE, MILWAUKEE, NA


By ___________________________


LASALLE NATIONAL BANK



By ___________________________


FIRSTAR BANK MILWAUKEE, N.A.



By ___________________________


HARRIS TRUST AND SAVINGS BANK




By ___________________________


NBD BANK




By ___________________________

GANDER MOUNTAIN, INC.



By ___________________________





     The undersigned have read the foregoing and agree to be bound by all of the terms and conditions contained therein except that the undersigned shall not be directly obligated on any of the Loans except as otherwise provided in the Loan Agreement as amended hereby, the Subsidiary Documents, the Subsidiary Guaranties or any other agreement to which Borrower, GRS or GMO is a party.
The undersigned reaffirm their respective guaranties of the Obligations.


GMO, INC.




By ___________________________


GRS, INC.



By ___________________________

                             ELEVENTH AMENDMENT TO

                                 THIRD AMENDED

                                  AND RESTATED

                                REVOLVING CREDIT

                                      AND

                              TERM LOAN AGREEMENT

                                 BY AND BETWEEN

                             GANDER MOUNTAIN, INC.,
                                  as Borrower

                                      AND

                            BANK ONE, MILWAUKEE, NA

                          FIRSTAR BANK MILWAUKEE, N.A.

                             LASALLE NATIONAL BANK,

                NBD BANK (formerly known as NBD BANK, N.A.), and

                         HARRIS TRUST AND SAVINGS BANK

                                    as Banks

                                      AND

                            BANK ONE, MILWAUKEE, NA,

                                    as Agent



                                  May 17, 1996